EXHIBIT 99.1

Company Contact:

Michael Anthofer

EVP and CFO

408-321-6711

Moriah Shilton

Investor Relations

408-321-6713

Judy Erkanat

Media Relations

408-321-6751

Federal Circuit Issues Procedural Ruling in PTI v. Tessera Lawsuit

SAN JOSE, Calif., Oct. 3, 2011 - Tessera Technologies, Inc. (NASDAQ: TSRA) today announced that on Sept. 30, 2011, the U.S. Court of Appeals for the Federal Circuit reversed a lower court that had dismissed a lawsuit brought by Powertech Technology Inc. (PTI) against Tessera, Inc.

In March 2010, PTI filed a lawsuit in U.S. District Court seeking a declaration of noninfringement and invalidity regarding a single Tessera, Inc. patent, U.S. Patent No. 5,663,106. The District Court dismissed the lawsuit on procedural grounds, namely, a lack of subject matter jurisdiction. On appeal, the Court of Appeals disagreed, and remanded the matter back to the District Court for further proceedings. The appellate court's decision is not a ruling on the merits of PTI's claims regarding U.S. Patent No. 5,663,106.

"We are confident in the merits of our case, and are prepared to move forward following this ruling by the Court of Appeals," said Robert A. Young, president and chief executive officer, Tessera, Inc.

Tessera has the option to petition the panel and/or the full Court of Appeals for rehearing within 45 days, and to petition the U.S. Supreme Court for a writ of certiorari within 90 days after entry of the judgment or any requests for rehearing are denied, whichever is later.

Safe Harbor Statement

This press release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual results to differ significantly from those projected, particularly with respect to Tessera's litigation strategies. Material factors that may cause results to differ from the statements made include delays, setbacks or losses relating to our intellectual property or intellectual property litigations, or any invalidation or limitation of our key patents; fluctuations in our operating results due to the timing of new license agreements and royalties, or due to legal costs; changes in patent laws, regulation or enforcement, or other factors that might affect our ability to protect our intellectual property; the risk of a decline in demand for semiconductor products; failure by the industry to adopt our technologies; competing technologies; the future expiration of our patents; the future expiration of our license agreements and the cessation of related royalty income; the failure or refusal of licensees to pay royalties; failure to achieve the growth prospects and synergies expected from acquisition transactions; and delays and challenges associated with integrating acquired companies with our existing businesses. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. Tessera's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended Dec. 31, 2010, and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2011, include more information about factors that could affect the company's financial results. Tessera assumes no obligation to update information contained in this press release. Although this release may remain available on Tessera's website or elsewhere, its continued availability does not indicate that Tessera is reaffirming or confirming any of the information contained herein.

About Tessera

Tessera Technologies, Inc., headquartered in San Jose, California, develops, invests in, licenses and delivers innovative miniaturization technologies and products for next-generation electronic devices. More than 65% of Tessera's employees are dedicated technologists or inventors. The company's micro-electronics solutions enable smaller, higher-functionality devices through chip-scale and wafer-level packaging technology, silicon-level interconnect and 3-D packaging, as well as silent air cooling technology. Tessera's imaging and optics solutions provide cost-effective, high-quality camera functionality in electronic products through technologies that include Extended Depth of Field (EDOF), zoom and MEMS-based auto-focus.  The company also offers custom micro-optics for semiconductor lithography, communications, medical, industrial and other applications.  For information call 1.408.321.6000 or go to www.tessera.com.

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